Exhibit (j)

Anchin, Block & Anchin, LLP Accountants & Advisors 1375 Broadway New York, NY 10018 212 840-3456 www.anchin.com

Consent of Independent Registered
Public Accounting Firm

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of the W.P. Stewart & Co. Growth Fund, Inc. Post-Effective Amendment No. 19 to the Registration Statement Under the Securities Act of 1933 and Amendment No. 20 to the Registration Statement Under the Investment Company Act of 1940 on Form N-1A of our report dated February 25, 2008, relating to the financial statements and financial highlights of the W.P. Stewart & Co. Growth Fund, Inc.  We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, as well as in the April 28, 2008 Amendment to the Prospectus.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

April 28, 2008